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                                                                     EXHIBIT 1.1

                [CHINA EASTERN AIRLINES CORPORATION LIMITED LOGO]
               (A joint stock limited company incorporated in the People's Republic of China with limited liability)
                                (Stock code: 670)

                        OVERSEAS REGULATORY ANNOUNCEMENT
        PROFIT ESTIMATE FOR THE FINANCIAL YEAR ENDED 31ST DECEMBER, 2005

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This announcement is made as required under the relevant provisions of the
Shanghai listing rules and regulations, and in compliance with the requirements of Rule 13.09(2) of the Hong Kong Listing Rules.

Based on information currently available to the Company and preliminary unaudited calculations made in accordance with PRC GAAP, it is estimated that the Group will suffer a decrease of more than 50% in net profits that it may attain for the financial year ended 31st December, 2005 as compared with its net profits earned for the financial year ended 31st December, 2004. SHAREHOLDERS OF THE COMPANY AND PUBLIC INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON SUCH ESTIMATE FOR REASONS MENTIONED HEREIN, BUT SHOULD EXERCISE CAUTION WHEN DEALING IN THE COMPANY'S SHARES.
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China Eastern Airlines Corporation Limited (the "COMPANY") makes this announcement as required under the relevant provisions of the Shanghai listing rules and regulations, and in compliance with the requirements of Rule 13.09(2) of the Hong Kong Listing Rules.

Based on information currently available to the Company and preliminary unaudited calculations made in accordance with the PRC Accounting Standards and Regulations ("PRC GAAP"), it is estimated that the Company and its subsidiaries (the "GROUP") will suffer a decrease of more than 50% in net profits that the Group may attain for the financial year ended 31st December, 2005 as compared with its net profits earned for the financial year ended 31st December, 2004. (The Company attained net profits of RMB536,342,070.83, with earnings per share of RMB0.1102, under PRC GAAP for the financial year ended 31st December, 2004.)

As shown in the Company's unaudited financial statements for the third quarter of 2005 prepared in accordance PRC GAAP, the Group attained net profits of approximately RMB263 million for the nine-month period ended 30th September, 2005. Due to market uncertainties then expected in the aviation industry during the low season of November and December 2005, as well as the persistently high crude oil price worldwide, the Company was at that time not able, and was not in the position, to predict accurately the Group's then anticipated financial conditions or results for the full year of 2005. The Company therefore, for prudence reasons required under PRC GAAP, did not make any forecast of the Group's 2005 annual results in its third quarterly report.

The estimate herein contained is made and announced as required under the relevant provisions of the Shanghai listing rules and regulations. Such estimate, which is neither audited nor reviewed by the Company's auditors, is prepared under PRC GAAP based on preliminary calculations, and may (or may not) differ materially from the actual audited annual results of the
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Group, whether prepared under PRC GAAP or International Financial Reporting
Standards. SHAREHOLDERS OF THE COMPANY AND PUBLIC INVESTORS ARE THEREFORE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON SUCH ESTIMATE, BUT SHOULD EXERCISE CAUTION WHEN DEALING IN THE COMPANY'S SHARES. The detailed audited annual results of the Group for the financial year ended 31st December, 2005 will be provided in the 2005 annual results announcement to be made by the Company on or before 30th April, 2006.



                                           By order of the board of directors of
                                                 CHINA EASTERN AIRLINES
                                                   CORPORATION LIMITED
                                                        LUO ZHUPING
                                              Director and Company Secretary


Company's directors, as at the date hereof, are:

Li Fenghua (Chairman, Executive Director)
Luo Chaogeng (President, Executive Director)
Cao Jianxiong (Non-executive Director)
Wan Mingwu (Vice President, Executive Director)
Zhong Xiong (Non-executive Director)
Luo Zhuping (Executive Director)
Hu Honggao (Independent non-executive Director)
Peter Lok (Independent non-executive Director)
Wu Baiwang (Independent non-executive Director)
Zhou Ruijin (Independent non-executive Director)
Xie Rong (Independent non-executive Director)

Shanghai, the People's Republic of China
18th January, 2006

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